EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF JANUARY 30, 2007

BY AND BETWEEN

MUSICIAN’S FRIEND, INC.

AND

DENNIS BAMBER, INC., D/B/A THE WOODWIND & THE BRASSWIND,

AND

ITS CHAPTER 11 ESTATE

Article 1 Definitions		1

Article 2 Purchase and Sale of Transferred Assets; Closing		10

2.1	Purchase of Transferred Assets	10
2.2	Consideration	11
2.3	Closing	13
2.4	Purchase Price Adjustment	14
2.5	Calculation of Closing Date Qualified Accounts Receivable and Assumed Accrued Liabilities	14
2.6	Inventory.	15
2.7	Allocation	16

Article 3 Representations and Warranties of Seller		17

3.1	Organization and Good Standing; Shareholders	17
3.2	Authorization	17
3.3	Real Property	17
3.4	Personal Property.	18
3.5	Environmental Matters	19
3.6	Contracts	19
3.7	No Conflict or Violation; Consents	21
3.8	Permits	21
3.9	Financial Information; Books and Records	21
3.10	Liabilities	22
3.11	Litigation	22
3.12	Labor Matters	22
3.13	Purchase Commitments and Outstanding Bids	23
3.14	Employee Benefit Plans	23
3.15	Transactions with Related Parties	23
3.16	Compliance with Legal Requirements	24
3.17	Intellectual Property	24
3.18	Assets Necessary to Continue to Conduct Business	25
3.19	Brokers; Transactions Costs	25
3.20	No Other Agreements to Sell the Transferred Assets	25
3.21	Product Liability	25
3.22	Approvals	26

Article 4 Purchaser’s Representations and Warranties		26

4.1	Organization	26
4.2	Authorization	26
4.3	Brokers; Transactions Costs	26
4.4	Transferred Assets “AS IS”; Purchaser’s Acknowledgment Regarding Same	26
4.5	Availability of Funds	27

i

Article 5 Covenants		27

5.1	Access and Availability	27
5.2	Operation of the Business	27
5.3	Notices and Consents	29
5.4	Commercially Reasonable Efforts	29
5.5	Notice of Developments	30
5.6	Bankruptcy Proceedings	30
5.7	Expense Reimbursement Amount	30
5.8	Notice of Bids	31
5.9	Reserved	31
5.10	Employee Matters	31
5.11	Confidentiality	31
5.12	Change of Name	32
5.13	Transfer of Assets	32
5.14	Cure Costs	32

Article 6 Conditions Precedent to the Parties’ Respective Obligation to Close		32

6.1	No Restraints	32
6.2	Governmental Authorizations	33

Article 7 Conditions Precedent to Purchaser’s Obligation to Close		33

7.1	Accuracy of Representations	33
7.2	Performance of Obligations	33
7.3	Deliveries	33
7.4	No Material Adverse Effect	33
7.5	Orders	33
7.6	Executory Contracts	33
7.7	Key Software Licenses	34
7.8	No Proceedings	34
7.9	Governmental Approvals	34

Article 8 Conditions Precedent to Seller’s Obligation to Close		34

8.1	Accuracy of Representations	34
8.2	Performance of Obligations	34
8.3	Deliveries	34
8.4	No Proceedings	35

Article 9 Termination		35

9.1	Termination Events	35
9.2	Termination Procedures	36
9.3	Expenses; Termination Fees	36
9.4	Effect of Termination	36

ii

Article 10 Additional Covenants		36

10.1	General	36
10.2	Leases and Other Agreements	37
10.3	Certain Tax Matters.	37
10.4	Access to Books, Records, Etc.; Further Action.	38

Article 11 General Provisions		38

11.1	Applicable Law	38
11.2	Jurisdiction; WAIVER OF JURY TRIAL	39
11.3	Termination of Representations and Warranties	39
11.4	Notices	39
11.5	Confidentiality	39
11.6	Public Announcements	39
11.7	Binding Effect; Assignment	40
11.8	Modification	40
11.9	Counterparts	40
11.10	Severability	40
11.11	Entire Agreement	40
11.12	Interpretation of Agreement	40

Exhibits

Exhibit A	-	Reserved
Exhibit B	-	Reserved
Exhibit C	-	Sale Order
Exhibit D	-	Reserved
Exhibit E	-	Form of Assignment Agreement
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Material Terms of Amendments to Real Estate Leases
Exhibit H	-	Form of Noncompetition Agreement
Exhibit I		Material Terms of Barrington/LA Sax Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 30, 2007, by and between Musician’s Friend, Inc., a Delaware corporation (“Purchaser”), and Dennis Bamber, Inc., d/b/a The Woodwind & The Brasswind, an Indiana corporation, and its chapter 11 estate (“Seller”), pursuant to the following terms and conditions.

Recitals:

A. Seller has filed a voluntary petition (the “Petition”) for reorganization relief pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Northern District of Indiana (the “Bankruptcy Court”), which case shall be administered pursuant to order of the Bankruptcy Court (the “Bankruptcy Case”).

B. Purchaser desires to purchase substantially all of the assets, contracts and properties of Seller related to the Business and to assume certain specified liabilities from Seller (the “Acquisition”), and Seller desires to sell, convey, assign, and transfer to Purchaser, such assets, contracts and properties together with such specified liabilities.

C. The Parties intend to effectuate the transactions contemplated by this Agreement through a sale of substantially all of Seller’s assets pursuant to Section 363 of the Bankruptcy Code.

D. The execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of an order of the Bankruptcy Court under, inter alia, Sections 363 and 365 of the Bankruptcy Code.

E. Seller and Purchaser have each approved the Acquisition.

Agreement:

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:

ARTICLE 1
DEFINITIONS

“Accounts Receivable/Inventory Adjustment Amount” shall have the meaning set forth in Section 2.4(a).

“Acquisition” shall have the meaning set forth in Recital B.

“Action” means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute.

“Adjustment Payment” shall have the meaning set forth in Section 2.2(b)(iii).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Allocation” shall have the meaning set forth in Section 2.7.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Noncompetition Agreement and each other agreement entered into in connection herewith.

“Assumed Accrued Liabilities” shall have the meaning set forth in Section 2.2(c).

“Assumed Liabilities” shall have the meaning set forth in Section 2.2(c).

“Assumption Agreement” shall have the meaning set forth in Section 2.3(b).

“Bankruptcy Case” shall have the meaning ascribed to such term in Recital A.

“Bankruptcy Code” shall have the meaning ascribed to such term in Recital A.

“Bankruptcy Court” shall have the meaning ascribed to such term in Recital A.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.

“Barrington/LA Sax Agreement” shall have the meaning set forth in Section 10.2(b).

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan and (b) is entered into, maintained, contributed to or required to be contributed to or has been entered into, maintained, contributed to or required to be contributed to, by any Seller or any ERISA Affiliate or under which any Seller or any ERISA Affiliate has or may have any Liability.

“Bill of Sale” shall have the meaning set forth in Section 2.3(b).

“Business” means Seller’s businesses of marketing, selling, refurbishing or repairing or otherwise providing musical instruments, as well as all other products, parts, accessories, print materials, supplies and services related to such instruments to consumers, students, schools and other educational institutions, whether through the Store / Headquarters, the internet, catalog, mail order, direct response sales or otherwise.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks in Los Angeles, California or New York, New York are closed.

“Cash” means cash and cash equivalents, including marketable securities and short-term investments.

“CERCLA” shall have the meaning set forth in the definition of “Environmental Laws.”

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Date Payment” shall have the meaning set forth in Section 2.2(b)(i).

“Closing Date Qualified Accounts Receivable” shall have the meaning set forth in Section 2.5(a).

“Closing Inventory” shall have the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments relating to the Business or any of the Transferred Assets, whether written or oral.

“Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

“Cure Costs” means all liabilities, obligations and commitments of Seller for all cure, compensation and reinstatement costs or expenses of or relating to the assumption and assignment of any Contracts to be assumed and assigned as part of the Transferred Assets that are payable or necessary to cure any defaults pursuant to Section 365 of the Bankruptcy Code on account of any obligation or default arising on or before the Closing Date.

“Default” means (a) a breach of or default under any Contract, (b) the occurrence of an event that with or without the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration, or the modification of the terms or conditions, under any Contract.

“Defective Merchandise” means any item of Inventory that is damaged or defective and not saleable as “new.”

“Designated Employees” shall have the meaning set forth in Section 5.10(b).

“Disclosure Schedule” means the written disclosure schedule of Seller delivered to Purchaser prior to the date hereof, a copy of which is attached hereto.

“Display, Return and Obsolete Merchandise” means any item of Inventory that (a) has been removed from its packaging, or installed, affixed or modified for purposes of a sample, display or for demonstrating its function or design and is not salable as “new” under Seller’s historic sales practices, (b) has been returned by a customer and is not resalable as “new,” under Seller’s historic sales practices, or (c) has been discontinued by the applicable vendor.

“Distribution Center” means the distribution center of Seller located at 4955 Ameritech Drive, South Bend, Indiana 46628.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Employee Plan Liabilities” means any Liability under, relating to or with respect to any Employee Plans, including any Liability of any Employee Plan, Seller or any ERISA Affiliate.

“Employees” means all officers and directors of Seller and all other Persons employed by Seller in connection with the Business on a full or part-time basis together with all persons retained as “independent contractors” in connection with the Business as of the relevant date.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, Tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties of any sort whatsoever, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, other than Permitted Encumbrances.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Condition” means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handing, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by Seller or any of its predecessors or successors in interest, or by any of its agents, Representatives, employees or independent contractors when acting in such capacity on behalf of Seller.

“Environmental Laws” means all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including (a) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (b) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any Governmental Body.

“Environmental, Health and Safety Liability” means any cost, damage, Liability or other responsibility of Seller arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any governmental body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, Seller as set forth in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Excluded Assets” means Seller’s (a) rights under this Agreement, (b) Cash, (c) avoidance and other bankruptcy estate causes of action under the Bankruptcy Code to which Seller is, or becomes, a party, (d) all claims and causes of action of any kind or nature relating to (i) the Excluded Assets, or (ii) any shareholder, officer and/or director of Seller (as such) or any agreements between Seller and any or all of its shareholders (as such), excluding for purposes of this clause (ii) all claims and causes of action of any kind or nature against David Yoder, (e) retainers and prepayments for Professional Fees, (f) all claims for refunds (together with interest accrued thereon) of Seller related to Taxes in respect of periods ending on or prior to the Closing, (g) all rights in connection with and the assets of any Employee Plans, (h) Seller’s minute books and stock records and other documents relating to the organization, maintenance and existence of Seller, (i) Seller’s prepaid business, group and other insurance policies (including without limitation the cash surrender value of any Seller-owned life insurance policies), Contracts of insurance, all coverage, proceeds and recoveries thereunder and all rights in connection therewith to the extent unrelated to the Transferred Assets, (j) the capital stock or other ownership interest held by Seller in any Subsidiary (it being understood, however, that any assets of a Subsidiary shall nonetheless constitute Transferred Assets hereunder unless any such asset shall be in the nature of an Excluded Asset), (k) rights under the Asset Purchase Agreement, dated as of December 15, 2006, between Seller, its Chapter 11 Estate and Steinway Musical Instruments, Inc., (l) the Government A/R as of the Closing Date, and (m) the assets identified in Section 1.1(a) of the Disclosure Schedule.

“Excluded Liabilities” shall have the meaning set forth in Section 2.2(d).

“Expense Reimbursement Amount” means all reasonable out-of-pocket costs and expenses actually incurred by Purchaser (including expenses of counsel, accountants, experts and other outside consultants and legal expenses related to negotiating this Agreement and investigating Seller or the Transferred Assets), not to exceed $350,000, which shall, subject to Bankruptcy Court approval, constitute a priority administrative expense under Section 503(b)(1) of the Bankruptcy Code and shall be paid as set forth in Sections 5.7 and 9.3.

“Facilities” means all offices, stores, warehouses, administration buildings, plants, other facilities and all real property and related facilities owned or leased by Seller, including the Store / Headquarters and the Distribution Center.

“Facilities Leases” shall have the meaning set forth in Section 3.3(b).

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction as to which no appeal, notice of appeal or motion for rehearing or new trial has been timely filed or, if any of the foregoing has been timely filed, no stay shall have issued.

“Fixtures and Equipment” means all of the (a) furniture, office equipment, fixtures, and furnishings of Seller, (b) machinery, computer hardware, automobiles, trucks, trailers, vehicles, spare parts, supplies, equipment, racking, shelving, tools, supplies, molds, jigs, patterns, dies, Refurbishment Equipment and other tangible personal property owned or leased by Seller that is used in the Business, wherever located, and (c) all warranty rights associated with the foregoing.

“Government A/R” shall mean trade accounts receivable payable to the Seller from federal, state or local governments.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Body.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing authority or power of any nature.

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws.

“Holdback Amount” means $1,500,000.

“Indebtedness” means (a) any obligation for borrowed money, including any obligation for accrued and unpaid interest thereon and any prepayment or other penalties or premiums, (b) any capitalized lease obligations, (c) any obligation evidenced by a note, deed, mortgage or secured by any property of Seller, (d) any reimbursement obligations in respect of letters of credit, (e) any and all obligations of Seller pursuant to the terms of the LaSalle Equipment Lease, including without limitation all amounts necessary to exercise the purchase option thereunder, and (f) all guarantees issued in respect of obligations of any other Person of the type described in clauses (a) through (e).

“Intangible Assets” means an asset, such as goodwill, Intellectual Property rights or similar assets, with no physical properties.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all United States or foreign trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, techniques, designs, drawings, specifications, customer and supplier lists and databases, sales literature, promotional literature, lists of distributors, artwork, purchasing records, pricing and cost information, business and marketing plans and proposals, and related documentation), (f) all computer software (excluding software commonly available through licenses on standard commercial terms, such as software “shrink-wrap” licenses, it being understood that such licenses nonetheless constitute Transferred Assets), including data and related documentation and all software necessary to maintain the operation of the Business, URLs, web sites, web portals, and other forms of technology, (g) all other proprietary rights related to the Business or the Transferred Assets, (h) all copies and tangible embodiments thereof (in whatever form or medium) and (i) all rights to use telephone and facsimile numbers related to the Business or the Transferred Assets.

“Inventory” means all merchandise owned and intended for resale in connection with the Business (including all Prepaid Inventory), all manufactured and purchased parts, goods in process, raw materials, supply and packing materials and finished goods and other tangible personal property that is used in connection with the Business, including all instruments on hand at the Store / Headquarters, loan, consignment and approval instruments, all Defective Merchandise and all Display and Return Merchandise, in each case wherever located.

“Inventory Value” shall have the meaning set forth in Section 2.6(a).

“Key Software Licenses” shall have the meaning set forth in Section 3.17(d).

“LaSalle Equipment Lease” shall mean the Master Lease Agreement between Seller and LaSalle National Leasing Corporation dated June 27, 2005.

“Leased Real Property” shall have the meaning set forth in Section 3.3(b).

“Legal Requirement” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, notice requirement, guideline, Court Order, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities Adjustment Amount” shall have the meaning set forth in Section 2.4(b).

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any type whatsoever, whether accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or unasserted, due or to become due.

“Material Adverse Effect” means any material adverse effect on or change with respect to the business, operations, assets, Liabilities, financial condition, results of operations, properties or prospects of Seller or the Business taken as a whole that (a) results in the inability of Seller to convey to Purchaser all of the material elements necessary to conduct the Business, including the Intellectual Property used in the Business, accounts receivable, Facilities, Inventory and other assets as contemplated by this Agreement, or (b) results in the Facilities ceasing to materially operate in their current condition; provided, however, that any effect or change arising out of or resulting from any of the following shall not be deemed (either alone or in combination) a Material Adverse Effect: (i) the filing of the Bankruptcy Case or the announcement or pendency of the Acquisition or (ii) conditions affecting the industry or industry sector in which Seller participates or the United States economy as a whole.

“Material Contracts” shall have the meaning ascribed to such term in Section 3.6(a).

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which any Seller or any ERISA Affiliate has or may have any Liability.

“Noncompetition Agreement” shall have the meaning set forth in Section 2.3(b).

“Nonqualifying Closing Inventory” shall have the meaning set forth in Section 2.6(a).

“Occupational Safety and Health Law” means any applicable Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Owned Real Property” means any real property owned in fee by Seller.

“Party” shall mean any Person who is a party to this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate has or may have any Liability.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, necessary or customary for the present conduct or operation of the Business or ownership of the Transferred Assets.

“Permitted Encumbrances” means the Encumbrances identified in Section 1.1(b) of the Disclosure Schedule.

“Person” means an individual, Entity or Governmental Body.

“Personal Property Transferred Assets” shall have the meaning set forth in Section 3.4(a).

“Petition” shall have the meaning ascribed to such term in the recitals hereof.

“Petition Date” shall mean the date that Seller commence the Bankruptcy Case before the Bankruptcy Court.

“Pre-Closing Period” means the period from the date of the Agreement through the Closing Date.

“Preliminary Estimate” shall have the meaning set forth in Section 2.6(a).

“Prepaid Inventory” means Inventory which the Seller has paid for in whole or in part, but which the Seller has not yet received from the vendor.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Professional Fees” shall mean compensation for fees or reimbursement of expenses of any Person in the Bankruptcy Case under Sections 327, 328, 329, 330, 331, 364, 503 or 506 of the Bankruptcy Code or otherwise.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchase Price” means (a) the Closing Date Payment, plus (b) the Adjustment Payment, plus (c) the Assumed Liabilities.

“Refurbishment Equipment” means any tools, supplies, inventory and spare parts used primarily in Seller’s repair or refurbishment of instruments.

“Related Party” means (a) any officer, director or shareholder of Seller, and any officer, director, partner, manager, or relative of such officers, directors and shareholders, and (b) any Person in which Seller or any Affiliate or relative of any such Person has any direct or indirect interest.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, accountant, agent, employee, financing source or other representative of such Person.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Motion” means the motion, in form and substance reasonably acceptable to Seller and Purchaser, filed by Seller pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code to obtain the Sale Order and approve the transactions contemplated by this Agreement.

“Sale Order” means an order of the Bankruptcy Court, in form and substance substantially identical to the sale order attached hereto as Exhibit C, with such subsequent changes reasonably acceptable to Purchaser.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s Cost” shall have the meaning set forth in Section 2.6(b).

“Store / Headquarters” mean Seller’s retail store and headquarters located at 4004 Technology Drive, South Bend, Indiana 46628.

“Subsidiary” means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly by such Person and (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership or limited liability company.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Assets” shall have the meaning set forth in Section 2.1.

“Transferred Employees” means Persons who were Employees of Seller immediately prior to the Closing who become employees of Purchaser or one of its Affiliates at the Closing.

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate has or may have any Liability.

ARTICLE 2
PURCHASE AND SALE OF TRANSFERRED ASSETS; CLOSING

2.1  Purchase of Transferred Assets. At the Closing, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser good and valid title to the Transferred Assets, free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement and in accordance with Sections 363 and 365 of the Bankruptcy Code. For purposes of this Agreement, “Transferred Assets” means and includes substantially all of the properties, rights, interests and other tangible and intangible assets of Seller and its Subsidiaries relating to the Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles) and all Intellectual Property of Seller including any assets acquired by Seller during the Pre-Closing Period; provided, however, that the Transferred Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing and except for the Excluded Assets, the Transferred Assets shall include:

(a)  Receivables. All accounts receivable (including all Closing Date Qualified Accounts Receivable), notes receivable and other receivables of Seller relating to the Business, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Seller with respect to products sold or services performed by or on behalf of Seller in connection with the Business on or prior to the Closing Date, but excluding the Government A/R;

(b)  Inventory. All Inventory (including without limitation all rights in respect of Prepaid Inventory and any pending but not received merchandise returns from customers);

(c)  Contracts. All rights of Seller under (i) purchase orders or similar agreements (A) for branded product, and (B) for the proprietary products identified in Section 2.1(c) of the Disclosure Schedule, and (ii) the other executory Contracts relating to the Business identified in Section 2.1(c) of the Disclosure Schedule, including all confidentiality, non-disclosure and non-solicitation agreements to which Seller is a party; provided, however, that Purchaser may add or remove Contracts from Section 2.1(c) of the Disclosure Schedule at any time or from time to time up to the close of business on the Business Day before the Sale Hearing;

(d)  Intellectual Property. All Intellectual Property of Seller used in the Business, including the items set forth in Sections 2.1(d) and 3.17(c) of the Disclosure Schedule and software commonly available through licenses on standard commercial terms, such as software “shrink-wrap” licenses;

(e)  Books and Records. All books, papers, records, files, data (in paper or electronic format) of Seller, including all purchasing and sales records, customer lists, vendor lists and accounting and financial records;

(f)  Permits. All Permits, to the extent transfer is permitted under applicable law;

(g)  Prepaid Expenses and Deposits. All right, title and interest in and to all prepaid expenses and deposits relating to the Business, including all security or other deposits held by any third party with respect to the Store / Headquarters and Distribution Center;

(h)  Causes of Actions. All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment arising out of or relating to the Business or the Transferred Assets;

(i)  Personal and Other Property. Any other assets, including Fixtures and Equipment, owned by Seller used in the operation of the Business as well as all property presently subject to the LaSalle Equipment Lease;

(j)  Facilities Leases. All of Seller’s right, title and interest in, to and under Leases relating to the Store / Headquarters and the Distribution Center, subject to Section 10.2;

(k)  Insurance Proceeds. Proceeds under any insurance policy of Seller received or receivable with respect to any Transferred Asset;

(l)  Warranty and Similar Rights. All rights and claims of Seller pursuant to warranties, representations, guarantees and indemnities made by suppliers in connection with the Transferred Assets or service furnished to Seller pertaining to or affecting the Transferred Assets; and

(m)  Goodwill. Any and all goodwill related to the Business or any of the foregoing.

2.2    Consideration.

(a)  Reserved.

(b)  Cash Consideration. As consideration for the sale of the Transferred Assets to Purchaser:

(i) Purchaser shall pay to Seller $26,095,000 in cash (the “Closing Date Payment”) on the Closing Date in accordance with Section 2.3(b)(i);

(ii) Purchaser shall assume the Assumed Liabilities on the Closing Date in accordance with Section 2.2(c); and

(iii) Purchaser shall pay to Seller the Holdback Amount, minus the Accounts Receivable/Inventory Adjustment Amount, and plus or minus the Liabilities Adjustment Amount (collectively, the “Adjustment Payment”), no later than two (2) Business Days after the latest to occur of the final determination of each of (1) the Closing Date Qualified Accounts Receivable, (2) the Liabilities Adjustment Amount and (3) reconciliation and verification of the Inventory Value of the Closing Inventory.

(c)  Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means only the following Liabilities of Seller: (i) Liabilities first arising after the Closing Date that relate solely to the operation of the Business by Purchaser; (ii) all obligations and liabilities of Seller first arising after the Closing Date under Contracts specifically described in Section 2.1(c) to the extent such obligations and liabilities do not arise from or relate to any act or omission by Seller under any of such Contracts; (iii) an amount equal to the accrued payroll and vacation liabilities (which Purchaser may fund or, in the case of vacation liabilities, elect to assume in the form of vacation time credit under its policies, at its sole election) for Transferred Employees as of Closing, such amount not to exceed $1,000,000 in the aggregate under any circumstances; (iv) employee benefits for Transferred Employees arising after the Closing Date, in form and amount consistent with those provided by Purchaser to its employees; (v) an amount equal to the value of accrued liabilities related to customer credits and other similar amounts due to customers of Seller; and (vi) the unpaid deferred purchase price due to David Carpenter pursuant to the secured Term Promissory Note dated April 28, 2005, between Seller and David Carpenter in the original principal amount of $736,851.21, up to $308,041. The accrued Liabilities described in Section 2.2(c)(iii), (v) and (vi) are herein referred to as the “Assumed Accrued Liabilities.” Notwithstanding anything to the contrary contained in this Agreement, payments of amounts due pursuant to Section 2.2(c)(iii) (up to the $1,000,000 cap) shall not constitute an assumption of the obligations and liabilities underlying or related to such amounts unless Purchaser expressly elects to assume vacation time credits in writing and then solely to the extent of the hours of credit it elects to assume whether or not sufficient to extinguish the liability of Seller to such employee. No Transferred Employee shall have any claim against Purchaser pursuant to this Section 2.2(c) or otherwise under this Agreement except pursuant to a written offer of employment delivered directly by Purchaser to such individual Transferred Employee.

(d)  Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be obligated to assume or to perform or discharge any Liability of Seller, any ERISA Affiliate or any Employee Plan (such other Liabilities being referred to as “Excluded Liabilities”) other than the Assumed Liabilities. Without limiting the foregoing, Seller shall retain and be responsible for, and Purchaser shall not be obligated to assume or to perform or discharge, and does not assume or perform or discharge, any Liability of Seller, any ERISA Affiliate or any Employee Plan at any time arising from or otherwise attributable to:

(i) any Liability of Seller relating to the Business that arises on or before the Closing Date and is not specifically assumed by Purchaser;

(ii) any Liability of Seller relating to real property leases or Facilities not specifically assumed by Purchaser pursuant to Section 10.2;

(iii) any Liability relating to the Excluded Assets;

(iv) any Liability of Seller relating to Seller’s execution, delivery or performance of this Agreement or any document contemplated by this Agreement;

(v) all Liabilities of Seller for all Cure Costs;

(vi) any outstanding bids, purchase orders, customer credits, customer deposits or lay away purchases to the extent not included in Section 2.1(c);

(vii) any transfer Taxes with respect to the transactions contemplated by this Agreement;

(viii) any Environmental, Health and Safety Liability of Seller;

(ix) any Employee Plan Liability; and

(x) any Professional Fees or brokerage fees of Seller.

2.3  Closing.

(a)  The consummation of the purchase of the Transferred Assets by Purchaser provided for in this Agreement (the “Closing”) shall occur at the offices of Barnes & Thornburg LLP, 100 N. Michigan Street, South Bend, Indiana 46601, at 10:00 A.M. on the first Business Day after the day on which all conditions to Closing that must be satisfied prior to Closing have been satisfied or, to the extent permitted, waived (other than conditions that are intended to be satisfied or, to the extent permitted, waived, at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”). The Transferred Assets shall be transferred to Purchaser at the Closing on the Closing Date, and Seller shall do all things that are deemed necessary by Purchaser for the valid transfer of the Transferred Assets.

(b)  At the Closing:

(i) Purchaser shall pay to Seller, in cash by wire transfer of immediately available funds, an amount equal to the Closing Date Payment;

(ii) Purchaser and Seller shall execute and deliver to one another, as applicable:

(1) an assignment and assumption agreement in the form attached hereto as Exhibit E (the “Assumption Agreement”);

(2) a bill of sale in the form attached hereto as Exhibit F (the “Bill of Sale”); and

(3) amendments to the Facilities Leases in accordance with Exhibit G attached hereto and duly countersigned by the owner of such properties

(4) the Barrington/LA Sax Agreement in accordance with Exhibit I attached hereto and duly countersigned by Barrington, Inc.;

(iii) Seller shall deliver or cause to be delivered to Purchaser:

(1) a certificate executed on behalf of Seller by its president or chief executive officer (the “Seller Closing Certificate”) confirming that, except as expressly set forth in the Seller Closing Certificate, each of the conditions set forth in Sections 7.1, 7.2, 7.4, 7.6 and 7.9 has been satisfied in all respects;

(2) all necessary forms and certificates complying with applicable Legal Requirements, duly executed and acknowledged by Seller, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;

(3) assignments (including Intellectual Property, personal property, lease and Contract transfer documents) and such other instruments of sale, transfer, conveyance and assignment as Purchaser and its counsel may reasonably request;

(4) properly endorsed certificates of title for each vehicle that is an Transferred Asset (and each other Transferred Asset where ownership is established through a certificate of title);

(5) a certificate of the secretary of Seller in customary form;

(6) a Certificate of Existence, dated as of a date within five days of the Closing Date, of Seller issued by the Secretary of State of the state of organization of Seller;

(7) a noncompetition agreement in the form attached hereto as Exhibit H (the “Noncompetition Agreement”), executed by Dennis Bamber; and

(8) such other documents as Purchaser or its counsel may reasonably request in connection with the transactions contemplated by this Agreement.

(iv) Purchaser shall deliver or cause to be delivered to Seller a certificate executed on behalf of Purchaser by its president or chief executive officer (the “Purchaser Closing Certificate”) confirming that, except as expressly set forth in the Purchaser Closing Certificate, each of the conditions set forth in Sections 8.1 and 8.2 has been satisfied in all respects.

2.4  Purchase Price Adjustment. The Purchase Price is premised on (x) the (i) Closing Date Qualified Accounts Receivable of Seller plus the Inventory Value of the Closing Inventory of Seller being not less than $33,600,000 on the Closing Date, and (y) the aggregate Assumed Accrued Liabilities being $1,940,000.

(a)  In the event that the (i) Closing Date Qualified Accounts Receivable of Seller plus the Inventory Value of the Closing Inventory of Seller, as determined pursuant to Sections 2.5 and 2.6, is less than $33,600,000, the Purchase Price shall be decreased by one dollar for each dollar of such deficiency (collectively, the “Accounts Receivable/Inventory Adjustment Amount”).

(b)  In the event that the aggregate Assumed Accrued Liabilities, as determined pursuant to Section 2.5, is more or less than $1,940,000 on the Closing Date, the Purchase Price shall be increased or decreased, as applicable, by one dollar for each dollar of such excess or deficiency (collectively, the “Liabilities Adjustment Amount”).

(c)  To the extent that after final determination of the Closing Date Qualified Accounts Receivable, the Assumed Accrued Liabilities and the Inventory Value of the Closing Date Inventory of Seller, it is determined that the Closing Date Payment exceeded the amount that was due Seller under this Agreement, any overpayment shall be immediately refunded to Purchaser from Seller’s estate.

2.5  Calculation of Closing Date Qualified Accounts Receivable and Assumed Accrued Liabilities.

(a)  As soon as reasonably practicable following the Closing Date, and in any event within ten (10) days thereof, Seller shall cause to be prepared and delivered to Purchaser calculations of (i) the aggregate accounts receivable of Seller due from unrelated third parties (other than the Government A/R), net of a reserve consistent with past practice under valid orders that have been fully performed by Seller and that are not more than 365 days old at Closing (“Closing Date Qualified Accounts Receivable”) and (ii) the aggregate Assumed Accrued Liabilities. The Closing Date Qualified Accounts Receivable and the Assumed Accrued Liabilities amount shall be prepared in accordance with generally accepted accounting principles consistently applied. If reasonably requested by Seller, Purchaser will provide Seller with access to the records of the Business in order to determine the Closing Date Qualified Accounts Receivable and the Assumed Accrued Liabilities. The parties also acknowledge and agree that accounting staff previously employed by Seller shall assist Seller, at no cost to Seller, in determining the Closing Date Qualified Accounts Receivable and the Assumed Accrued Liabilities on behalf of Seller even though such employees may be employed by Purchaser after the Closing.

(b)  Upon delivery of the calculation of Closing Date Qualified Accounts Receivable and/or the Assumed Accrued Liabilities, Seller will provide Purchaser and its Representatives full access to Seller’s records to the extent reasonably related to Purchaser’s evaluation of the calculation of such amounts. If Purchaser shall disagree with the calculation of either the Closing Date Qualified Accounts Receivable or the Assumed Accrued Liabilities, it shall notify Seller of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within twenty (20) days after receipt of the respective calculation of Closing Date Qualified Accounts Receivable or Assumed Accrued Liabilities (subject to extension for any period of inadequate access to the underlying records). In the event that Purchaser does not provide such a notice of disagreement within such twenty (20) day period (as may be so extended), Purchaser shall be deemed to have accepted the calculation of Closing Date Qualified Accounts Receivable and Assumed Accrued Liabilities delivered by Seller, which shall be final, binding and conclusive on the Parties for the purposes of determining the Accounts Receivable Adjustment Amount and the Liabilities Adjustment Amount. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Qualified Accounts Receivable and/or the Assumed Accrued Liabilities. If, at the end of such period, they are unable to resolve such disagreements, then the Bankruptcy Court shall resolve any remaining matters in dispute.

2.6    Inventory.

(a)  Inventory Valuation.

(i) In accordance with Section 2.6(b) of this Agreement, and prior to the Closing, Seller shall deliver to Purchaser a preliminary estimate (the “Preliminary Estimate”) of the aggregate value of the Inventory (“Inventory Value”) to be acquired by Purchaser hereunder (the “Closing Inventory”), which preliminary aggregate value estimate shall be based on the Seller’s Cost information supplied to Purchaser for each Inventory item.

(ii) Purchaser and Seller shall jointly conduct an actual physical count and inspection of the Inventory in order to (A) verify the Seller’s Cost information provided by the Seller on the Closing Inventory and (B) examine the Closing Inventory to identify items of Closing Inventory, if any, that constitute Defective Merchandise or Display, Return or Obsolete Inventory (the “Nonqualifying Closing Inventory”). The physical inventory shall commence on the Closing Date and be completed within five (5) Business Days after the Closing Date (unless extended by mutual agreement of the parties). Purchaser shall prepare, and submit to Seller, for Seller’s review and approval, a proposed final valuation of the Closing Inventory within twenty (20) Business Days after the completion of the physical inventory. Purchaser will provide Seller with access to its records and the Facilities to the extent reasonably related to its review of Purchaser’s proposed final valuation of the Closing Inventory. All items of Closing Inventory that are not Nonqualifying Closing Inventory shall be valued at Seller’s Cost, as verified by Purchaser. All Nonqualifying Closing Inventory shall be reviewed for appropriate lower of cost or market valuation adjustment as mutually agreed upon by Purchaser and Seller, it being expressly understood that the calculation of market value shall be determined by using the expected selling price reduced by (X) normal selling costs and (Y) a reasonable selling margin representative of the historical selling margin of Seller in the product category.

(b)  Inventory Valuation Methodology. The following conventions shall apply to the identification and valuation of the Inventory, the Closing Inventory and the Nonqualifying Closing Inventory: (i) the Preliminary Estimate shall be based on Seller’s customary Inventory report prepared by Seller as of two business days or less of Closing and delivered to Purchaser prior to Closing, the value for which shall be based on Seller’s Cost as contained in such report; (ii) the Closing Inventory and Nonqualifying Closing Inventory shall be based on the joint physical count and inspection of the Inventory by Purchaser and Seller, (iii) Purchaser’s proposed final valuation shall include verified Seller’s Cost information for each item of Inventory and also shall include Inventory which has been prepaid by Seller and received after the Closing; (iv) the Closing Inventory shall not include “return to vendor” or repair items; (v) the value of any Inventory acquired by Purchaser following the Closing Date (including customer returns) shall not be included in the Inventory Value; and (vi) Inventory value, other than Nonqualifying Closing Inventory, shall be based on Seller’s historical costing method as verified by Purchaser (“Seller’s Cost”), unless Seller, in its sole discretion, agrees to a lesser value, in which event the lesser value shall become the “Seller’s Cost.” The parties shall bear their own expenses in the valuation of the Inventory, the Nonqualifying Closing Inventory and Closing Inventory.

(c)  Inventory Valuation Disputes. If Seller shall disagree with the Purchaser’s final calculation of the value of the Closing Inventory that Seller received from Purchaser pursuant to Section 2.6(a), it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within twenty (20) days after receipt of the calculation of the valuation of the Closing Inventory, accompanied by reasonable supporting documentation. In the event that Seller does not provide such a notice of disagreement within such twenty (20) day period, Seller shall be deemed to have accepted the calculation of Closing Inventory. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of twenty (20) days following receipt of the calculation of the valuation of the Closing Inventory (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Inventory. If, at the end of such period, they are unable to resolve such disagreements, the Bankruptcy Court shall resolve any remaining matters in dispute.

2.7  Allocation. Purchaser shall use its commercially reasonable efforts to deliver to Seller, within ninety (90) days following the Closing Date, the allocation of the Purchase Price, among the Transferred Assets (the “Allocation”). The Allocation will be made by Purchaser in good faith and in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (it being understood that an allocation provided by an independent third party shall be deemed to be in good faith). Seller and Purchaser agree to (a) be bound by the Allocation, (b) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (c) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax. Not later than thirty (30) days prior to the filing of their respective Forms 8594 (and analogous state law forms) relating to the Acquisition, each party shall deliver to the other party a copy of its Form 8594 (and any analogous state law forms).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement of Purchaser to enter into this Agreement, Seller hereby makes the following representations and warranties to Purchaser, except as otherwise set forth in the Disclosure Schedule. The sections of the Disclosure Schedule are numbered to correspond to the various subsections of this Article 3 setting forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement. No disclosure made in any particular section of the Disclosure Schedule shall be deemed made in any other section of the Disclosure Schedule unless (a) expressly made therein (by cross-reference or otherwise) or (b) it is reasonably apparent on its face that such disclosure applies to such other section of the Disclosure Schedule. As used in this Agreement, references to the “knowledge” or “awareness” means with respect to any matter in question, in the case of Seller, if the president or vice president of Seller has actual knowledge or knowledge that such person would reasonably be expected to have in the ordinary course of his employment duties.

3.1     Organization and Good Standing; Shareholders. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, with full corporate power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligation under this Agreement. Indiana is the only state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires Seller to be qualified to do business as a corporation (foreign or domestic). Section 3.1(a) of the Disclosure Schedule contains a complete and accurate list of all states or other jurisdictions in which Seller is qualified to do business as a foreign corporation. Except as set forth in Section 3.1(b) of the Disclosure Schedule, Seller currently has no, and has never had, any Subsidiaries.

3.2     Authorization. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, subject to requisite Bankruptcy Court approval. This Agreement has been duly executed and delivered by Seller, and subject to requisite Bankruptcy Court approval, this Agreement is, and upon execution and delivery thereof each Ancillary Agreement will be, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3  Real Property.

(a)  Each Facility is in such operating condition and repair, subject to normal wear and tear, as is necessary for the conduct of the Business in material compliance with applicable Legal Requirements.

(b)  Seller has no Owned Real Property. The Store / Headquarters and the Distribution Center are the only Facilities of Seller, both of which are leased by Seller. Seller has delivered a true and correct copy of the leases for the Store / Headquarters and the Distribution Center (the “Facilities Leases”) to Purchaser. The Facilities Leases constitute all Leases, subleases or other occupancy agreements pursuant to which Seller occupies or uses the Facilities. Section 3.3 of the Disclosure Schedule sets forth a true, correct and complete list of each parcel of real property leased, subleased or occupied by Seller in the operation of the Business (the “Leased Real Property”). The Leased Real Property constitutes all of the real property leased, subleased or occupied by Seller as of the date hereof in the operation of the Store / Headquarters and the Distribution Center.

3.4      Personal Property.

(a)  Seller owns or leases all Transferred Assets that constitute personal property (“Personal Property Transferred Assets”) necessary for the conduct of the Business as presently conducted, and the Personal Property Transferred Assets are in such operating condition and repair, subject to normal wear and tear, as is necessary for the conduct of the Business in material compliance with applicable Legal Requirements. There is no material deferred maintenance, nor any significant pending maintenance requirements, with respect to any Personal Property Transferred Assets. As of the Closing, each item of personal property that constitutes a Transferred Asset will be located solely at a Facility.

(b)  Seller has good and marketable title to all such Personal Property Transferred Assets owned by it, free and clear of any and all Encumbrances. With respect to each such item of Personal Property Transferred Assets: (i) there are no Leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties other than Seller who are in possession of or who are using any such item of personal property.

(c)  Section 3.4(c) of the Disclosure Schedule sets forth all leases for personal property that constitute Transferred Assets involving annual payments in excess of $25,000, true and correct copies of which have been delivered to Purchaser. Seller has good and valid leasehold title to all Fixtures and Equipment and other tangible Personal Property Transferred Assets leased by it from third parties, free and clear of any and all Encumbrances.

(d)  With respect to each lease listed in Section 3.4(c) of the Disclosure Schedule and except as set forth in Section 3.4(d) of the Disclosure Schedule, (i) there has been no material Default under such lease by Seller, or, to Seller’s knowledge, by any other Person, (ii) to the knowledge of Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause (with or without notice and with or without the passage of time) a material Default under any such lease, (iii) to Seller’s knowledge, such lease is a valid and binding obligation of the lessor, is in full force and effect and is enforceable by Seller in accordance with its terms, (iv) no action has been taken by Seller and, to Seller’s knowledge, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by Seller without Seller’s consent under any such lease, (v) to the knowledge of Seller, no Person has repudiated any term thereof or threatened to terminate, cancel or not renew any such lease and (vi) Seller has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased personal property subject thereto (or any portion thereof).

3.5  Environmental Matters. Except as set forth in Section 3.5 of the Disclosure Schedule, Seller is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has any other Person for whose conduct Seller is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (a) any Person or private citizen acting in the public interest or (b) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liability with respect to such Facility or any other properties or assets (whether real, personal or mixed) in which Seller has had an interest. No underground tank or other underground storage receptacle for Hazardous Substances is currently located on any Facility, and there have been no releases of any Hazardous Substances from any such underground tank or related piping and there have been no releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under federal or state law on, upon or into any Facility other than those authorized by Environmental Laws. In addition, to the knowledge of Seller, there have been no such releases by predecessors of Seller and no releases in quantities exceeding the reportable quantities as defined under federal or state law on, upon or into any real property in the immediate vicinity of any of the Facilities other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on any Facility. Seller is not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any lease or any Contract under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning any Environmental Condition. Seller has not released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

3.6  Contracts.

(a)  Disclosure. Section 3.6(a) of the Disclosure Schedule sets forth a list of Material Contracts as of the date hereof. For purposes of this Agreement, “Material Contracts” refer to the following Contracts, which shall be included in the Transferred Assets:

(i) Contracts not made in the ordinary course of business, other than any Contracts included in the Excluded Assets;

(ii) license agreements or royalty agreements involving any form of Intellectual Property, whether Seller is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software “shrink-wrap” licenses);

(iii) confidentiality and non-disclosure agreements (whether Seller is the beneficiary or the obligated party thereunder);

(iv) Contracts or commitments involving future expenditures or Liabilities in excess of $50,000 after the date hereof;

(v) Contracts or commitments relating to commission arrangements with others that are material to the Business or the Transferred Assets;

(vi) written employment contracts, consulting contracts, severance agreements, “stay-bonus” agreements and similar written arrangements relating to employees, including written Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of Seller or (B) that will result in the payment by, or the creation of any Liability of Purchaser to pay any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(vii) indemnification agreements;

(viii) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Seller shall be the borrower, lender or guarantor thereunder and related to any lien on any Transferred Assets (excluding credit provided by Seller in the ordinary course of business to buyers of its products and obligations to pay vendors in the ordinary course of business consistent with past practice);

(ix) Contracts containing covenants limiting the freedom of Seller or Affiliate of Seller to engage in any line of business or compete with any Person that relates directly or indirectly to the Business or the Transferred Assets;

(x) any Contract with the federal, state or local government or any agency or department thereof;

(xi) any Contract or other arrangement with a Related Party (excluding payments to shareholders as such);

(xii) Leases of real or personal property involving annual payments of more than $25,000; and

(xiii) any other Contract under which the consequences of a Default or termination would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

Complete and accurate copies of all of the Contracts listed in Section 3.6(a) of the Disclosure Schedule, including all amendments and supplements thereto, have been delivered to Purchaser, with the exception of Contracts the existence of which cannot be disclosed without a waiver of a confidentiality agreement, consisting of three contracts for goods or services that are generally commercially available without the payment of a significant advance license or set-up fee. Seller shall use it reasonable best efforts to obtain consent to disclose such contracts to Purchaser as soon as practicable after the execution of this Agreement.

(b)  Absence of Defaults. Except as set forth in Section 3.6(b) of the Disclosure Schedule, all of the Material Contracts are valid and binding obligations of Seller and enforceable against Seller and, to Seller’s knowledge, the other parties thereto in accordance with their terms (except that enforceability may be limited by the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) with no existing or, to Seller’s knowledge, threatened Default or dispute by Seller or, to Seller’s knowledge, any other party thereto. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts. To Seller’s knowledge, all parties to such Material Contracts have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no notice of any claim of Default has been given to Seller.

3.7  No Conflict or Violation; Consents. Except as set forth in Section 3.7 of the Disclosure Schedule, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of Seller’s articles of incorporation or bylaws, (b) violate, conflict with, or result in a breach of or constitute a Default (with or without notice or the passage of time) in any material respect under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of the Transferred Assets under, any Material Contract, franchise, permit, indenture or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Seller is a party or by which Seller is bound or to which the Transferred Assets or any portion thereof are subject, (c) violate any applicable Legal Requirement in any material respect or Court Order or (d) impose any Encumbrance on any Transferred Assets or the Business. Except as set forth in section 3.7 of the Disclosure Schedule, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.7 of the Disclosure Schedule, as of the date hereof, the Assumed Liabilities do not, and as of the Closing will not, include any indebtedness for borrowed money (including any capital lease) or outstanding letter of credit or similar obligation.

3.8  Permits. Seller has all Permits required under any applicable Legal Requirement in the operation of the Business or its ownership of the Transferred Assets, and owns or possesses such Permits free and clear of all Encumbrances, except the failure to have a given Permit would not be material to the Business or the Transferred Assets. Seller is neither in Default, nor has Seller received any written notice of any claim of Default with respect to any such Permit.

3.9  Financial Information; Books and Records. Seller has provided to Purchaser accurate and complete copies of the audited balance sheet and related statements of income or loss the twelve-month period ending on December 31, 2004 and the balance sheet, related statements of income or loss and the preliminary audit report for the twelve-month period ending on December 31, 2005 (the “Audited Financial Statements”), and an unaudited balance sheet and related statement of income or loss for the nine-month period ending on September 30, 2006 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 3.9 of the Disclosure Schedule or as noted in the Financial Statements, the Financial Statements have been prepared in accordance with Seller’s books and records and generally accepted accounting principles consistently applied (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes) and fairly present, in all material respects, the results of operations and financial condition of Seller for the respective periods and as of the dates identified therein, respectively. The accounting books and records of Seller accurately and fairly reflect the activities of Seller in connection with the Business. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained accounting books and records.

3.10    Liabilities. Seller has no material Liabilities or obligations (absolute, accrued, contingent or otherwise) relating to the Business or the Transferred Assets except (a) Liabilities disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice, (c) Liabilities arising under Contracts assumed by Purchaser under this Agreement and (d) Liabilities expressly identified in Section 3.10 of the Disclosure Schedule. Upon consummation of the transactions contemplated by this Agreement, Purchaser will have no liability with respect to any such Liabilities of Seller except to the extent they shall constitute Assumed Liabilities.

3.11     Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there is no Action pending or, to Seller’s knowledge, threatened, against, relating to or affecting Seller or any of the Transferred Assets which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby, and with respect to which there is a reasonable likelihood of a determination which would prevent Seller from consummating the transactions contemplated hereby. Except as set forth in Section 3.11 of the Disclosure Schedule, there are presently no outstanding judgments, decrees or orders of any court or any Governmental Body against or affecting Seller, the Business or any of the Transferred Assets.

3.12     Labor Matters.

(a)  General. Seller is not a party to any labor agreement with respect to its Employees with any labor organization, group or association, and Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover any of Seller’s Employees. There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other governmental agency arising out of Seller’s activities, and Seller has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or, to the knowledge of Seller, threatened against Seller nor is any grievance currently being asserted against Seller; and Seller has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to Seller’s knowledge, threatened between Seller and any of its Employees, and Seller is not aware of any facts which could reasonably result in any such controversy.

(b)  Compliance. Seller is in compliance in all material respects with all applicable Legal Requirements respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar Taxes and, to the knowledge of Seller, is not engaged in any unfair labor practice. Seller is in compliance with the Immigration Reform and Control Act of 1986. Seller is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing. Seller has not effectuated (i) a “plant closing” or partial “plant closing” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more Facilities or (ii) a “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or Facility of Seller, except that Seller issued WARN Act notices on or about November 22, 2006 and January 15, 2007 in the forms provided to Purchaser.

(c)  Severance Obligations. Seller has not entered into any severance, “stay-bonus” or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Purchaser to make any payment to any present or former Employee following termination of employment (voluntary or involuntary) or upon consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (whether or not employment is continued for any specified period after the Closing Date). Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plan.

(d)  Employees. Attached hereto as Section 3.12(d) of the Disclosure Schedule is a list of the names of all present employees. Seller has provided Purchaser with the amount of compensation currently payable to such employees by Seller.

3.13    Purchase Commitments and Outstanding Bids. As of the date of this Agreement, Seller has not entered into any Contracts for the purchase of products or services by Seller in connection with the Business, other than in the ordinary course of business, except for (a) contracts relating to the retention of professional advisors for which Seller is solely responsible and (b) other contracts involving the expenditure of not more than $100,000 in the aggregate. As of the date of this Agreement, Prepaid Inventory is, in all material respects, as indicated in Schedule 3.13 (which schedule specifies all material elements of Prepaid Inventory and the vendor to which the payment has been made). There are no obligations to sell Inventory to any third party outside the ordinary course of business. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business. There are no outstanding or pending obligations of Seller in connection with the Business to lease real property other than the Facility Leases.

3.14   Employee Benefit Plans

(a)  Attached hereto as Section 3.14 of the Disclosure Schedule is a true and complete list of all Employee Plans existing on the date hereof. Except as listed in Section 3.14 of the Disclosure Schedule, there are no Pension Plans that are subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and there are no Multiemployer Plans.

(b) A true and complete copy of each of the Employee Plans listed in Section 3.14 of the Disclosure Schedule, together with any and all related trusts, any and all amendments thereto, the most recent summary plan description, any and all collective bargaining agreements relating to such Employee Plan, and the most recent annual reports filed for such Employee Plan, has been delivered to Purchaser. In the case of any Employee Plan listed on Section 3.14 of the Disclosure Schedule which is not in written form, an accurate description of such Employee Plan is included as part of Section 3.14 of the Disclosure Schedule.

(c) Each Employee Plan listed on Section 3.14 of the Disclosure Schedule complies, and has complied, in all material respects in form and operation with all requirements of applicable United States federal, state, local and other law or regulation, whether domestic or foreign. Seller represents and warrants that all contributions and other payment obligations required to be made on or before the Closing Date under or in connection with the Employee Plans listed on Section 3.14 of the Disclosure Schedule have been or will be paid in full on or as of the Closing Date.

3.15     Transactions with Related Parties. Except for employment agreements and other arrangements or agreements disclosed in Section 3.15 of the Disclosure Schedule, no Related Party has, with respect to the Business or the Transferred Assets, (a) borrowed or loaned money or other property to Seller that has not been repaid or returned, (b) any contractual relationship or other claims, express or implied, of any kind whatsoever against Seller or (c) any interest in any of the Transferred Assets (including any Intellectual Property).

3.16     Compliance with Legal Requirements. Seller and its predecessors have conducted the Business in material compliance with all applicable Legal Requirements and Court Orders. Seller has not received any notice to the effect that, or has otherwise been advised that Seller is not in compliance with any such Legal Requirements or Court Orders, and , to the knowledge of Seller, Seller has no reason to anticipate that any existing circumstances are likely to result in a violation of any of the foregoing.

3.17      Intellectual Property.

(a)  General. Section 3.17(a) of the Disclosure Schedule sets forth with respect to Seller’s Intellectual Property: (i) for each invention material to the Business of Seller, whether or not patented, the date of conception and reduction to practice, names of inventors, priority date of patent applications (if any), and issue dates of any issued patents, (ii) all material Intellectual Property in the form of licenses of Seller, and (iii) all material trademarks, tradenames, patents, copyright registrations and URLs owned or used by Seller or owned or used by any Person and used in the Business. True and correct copies of all Intellectual Property (including all pending applications, application related documents and materials) owned, controlled or used by or on behalf of Seller or in which Seller has any interest whatsoever have been provided or made available to Purchaser. Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of all trade names not owned by Seller, but that are used in the conduct of the Business.

(b)  Adequacy. Seller’s Intellectual Property are all those necessary for the normal conduct of the Business as presently conducted including the procurement, distribution and sale of all products and services currently under development, planned for development or in practice.

(c)  Royalties and Licenses. Except as set forth in Section 3.17(c) of the Disclosure Schedule, Seller has no obligation to compensate any Person for the use of any of its Intellectual Property nor has Seller granted to any Person any license, option or other rights to use in any manner any of its Intellectual Property, including the trade names set forth in Section 3.17(a), whether requiring the payment of royalties or not.

(d)  Ownership. Except as set forth in Section 3.17(d) of the Disclosure Schedule, Seller owns or has the valid right to use the Intellectual Property, including the trade names identified in Section 3.17(a) of the Disclosure Schedule, and such Intellectual Property will remain the valid rights of Seller (or Purchaser following the consummation of the Acquisition) following the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.17(d) of the Disclosure Schedule, all Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party. Seller has no obligation to compensate or account to any person for the use of the Intellectual Property except as otherwise set forth in Section 3.17(d) of the Disclosure Schedule. The licenses identified in Section 3.17(d) of the Disclosure Schedule as the “Key Software Licenses” constitute the only inbound software licenses or similar services that are critical to the operation of the Business and are not otherwise generally commercially available without the payment of a significant advance license or set-up fee (such licenses, the “Key Software Licenses”).

(e)  Absence of Claims. Except as set forth in Section 3.17(e) of the Disclosure Schedule, Seller has not received (i) any notice alleging, or otherwise has knowledge of facts that might give rise to, invalidity with respect to any of the Intellectual Property or (ii) any notice of alleged infringement of any rights of others due to any activity by Seller. Except as set forth in Section 3.17(e) of the Disclosure Schedule, Seller’s use of the Intellectual Property in the Business does not infringe upon or otherwise violate the Intellectual Property rights of any third party anywhere in the world. Except as set forth in Section 3.17(e) of the Disclosure Schedule, no other Person has notified Seller that it is claiming any ownership of or right to use any Intellectual Property of Seller, or, to Seller’s knowledge, is infringing upon any such Intellectual Property in any way.

(f)  Protection of Intellectual Property. Seller has taken reasonable steps to safeguard and maintain its confidential information.

(g)  Licenses. Seller has secured any export and import licenses that are necessary or appropriate for the conduct of the Business in accordance with all applicable laws and regulations.

3.18    Assets Necessary to Continue to Conduct Business. The Transferred Assets (a) constitute all of the assets, properties and rights (i) used in the Business as presently conducted other than the Excluded Assets, and (ii) necessary to conduct the Business as presently conducted, and (b) upon consummation of the transactions contemplated by this Agreement, Purchaser will obtain the resources necessary to conduct the Business as currently conducted by Seller. Except as set forth in Section 3.18 of the Disclosure Schedule, no Affiliate of Seller (which for purposes of this Section 3.18 shall include any current or prior shareholder of Seller) has any direct or indirect interest in any asset, property or right used in, or necessary to conduct, the Business as currently conducted by Seller (including, without limitation, any URL’s, trade names or trademarks related to the trade names “The Woodwind & The Brasswind” and “Music 123,” or any derivation thereof, wherever located).

3.19    Brokers; Transactions Costs. Except as set forth in Section 3.19 of the Disclosure Schedule (for which Seller is solely responsible), Seller has not entered into nor will enter into any contract, agreement, arrangement or understanding with any Person which has or will result in the obligation of Purchaser or Seller to pay any finder’s fee, brokerage commission, legal, accounting or similar payment in connection with the transactions contemplated hereby.

3.20    No Other Agreements to Sell the Transferred Assets. Seller has no legal obligation, absolute or contingent, to any other Person to sell the Transferred Assets or any portion thereof or to sell any capital stock of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto, except pursuant to this Agreement.

3.21    Product Liability. To the knowledge of Seller, Seller has not committed any act, and there has been no omission by Seller, which is reasonably likely to result in, and there has been no occurrence relating to any product of Seller which is reasonably likely to result in, product liability (whether covered by insurance or not) on the part of Seller, with respect to products distributed, delivered or sold by Seller prior to the Closing.

3.22    Approvals. Section 3.22 of the Disclosure Schedule contains a list of all material approvals or consents relating to the Business which are required to be given to or obtained by Seller from any Person in connection with the consummation of the transactions contemplated by this Agreement, it being acknowledged that the consents related to the continued use of the Key Software Licenses shall be deemed material.

ARTICLE 4
PURCHASER’S REPRESENTATIONS AND WARRANTIES

As an inducement of Seller to enter into this Agreement, Purchaser hereby makes the following representations and warranties to Seller.

4.1  Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as presently being conducted.

4.2  Authorization. Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and has taken all corporate or similar action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Purchaser, and this Agreement is, and upon execution and delivery thereof each Ancillary Agreement to which Purchaser is a party will be, a valid and binding obligation of Purchaser, as the case may be, enforceable against Purchaser in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3  Brokers; Transactions Costs. Purchaser has neither entered into or will enter into any contract, agreement, arrangement or understanding with any Person which has or will result in the obligation of Seller to pay any finder’s fee, brokerage commission, legal, accounting or similar payment in connection with the transactions contemplated hereby.

4.4  Transferred Assets “AS IS”; Purchaser’s Acknowledgment Regarding Same. Purchaser agrees, warrants, and represents that, except as set forth in this Agreement, (a) Purchaser is purchasing the Transferred Assets on an “AS IS” basis based solely on Purchaser’s own investigation of the Transferred Assets and (b) neither Seller nor any real estate broker, agent, officer, employee, servant, attorney, or representative of Seller has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Transferred Assets, or any part of the Transferred Assets, including the Leased Real Property, or any matters pertaining thereto, including respecting the compliance or non-compliance with or the applicability or non-applicability of, any other building, health, zoning, Environmental, Health and Safety Laws, or any other applicable city and county, state, or federal statute, ordinance, code, rule, regulation, or other law, relating to the Transferred Assets, or any part thereof, or relating to the financial performance or future prospects of the Transferred Assets or the Business, or otherwise with regard to or pertaining to the Transferred Assets, Purchaser’s intended use and operation thereof, or the physical condition of the Transferred Assets. Purchaser further acknowledges that the consideration for the Transferred Assets specified in this Agreement has been agreed upon by Seller and Purchaser after good-faith arms’-length negotiation in light of Purchaser’s agreement to purchase the Transferred Assets “AS IS,” except as set forth in this Agreement. Purchaser agrees, warrants, and represents that, except as set forth in this Agreement, Purchaser has relied, and shall rely, solely upon its own investigation of all such matters, and that Purchaser assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY MERCHANDISE, INVENTORY OR FURNITURE, FIXTURES AND EQUIPMENT.

4.5  Availability of Funds. Purchaser has the financial capability to consummate the Acquisition. Purchaser’s consummation of the Acquisition is not in any way contingent upon or otherwise subject to (a) Purchaser’s consummation of any financing arrangements or Purchaser’s obtaining of any financing, or (b) the availability, grant, provision or extension of any financing to Purchaser.

ARTICLE 5
COVENANTS

5.1  Access and Availability. During the Pre-Closing Period, Seller shall (a) afford Purchaser and its Representatives reasonable access to, during normal business hours, and if reasonably requested by Purchaser, evenings and week-ends, in a manner so as not to interfere with the normal business operations and upon reasonable prior written notice, the properties, Contracts, books and records and other documents and data pertaining to Seller, the Business, the Assumed Liabilities and the operation of the Transferred Assets, and (b) furnish Purchaser and its Representatives with such additional financial, operating and other data and information as they may reasonably request.

5.2  Operation of the Business.

(a)  Except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), as otherwise contemplated or permitted by this Agreement or as required by the Bankruptcy Code, during the Pre-Closing Period, Seller shall operate the Business in the ordinary course (taking into account Seller’s status as a debtor-in-possession), comply with all Legal Requirements applicable to the operation of its business and preserve its present business organization intact. During the Pre-Closing Period, Seller shall use commercially reasonable efforts to:

(i) maintain in full force and effect the Permits in all material respects;

(ii) maintain all of the Transferred Assets in a manner consistent with past practices, reasonable wear and tear excepted and maintain the types and levels of insurance currently in effect in respect of the Transferred Assets;

(iii) upon any damage, destruction or loss to any Transferred Asset, apply any insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Transferred Asset before such event or, if required, to such other (better) condition as may be required by applicable Legal Requirements;

(iv) replenish the Inventory such that the mix, character and quality of the Inventory on the Closing Date is substantially similar as on the date hereof;

(v) pay when due all undisputed amounts owed under the Facilities Leases; and

(vi) consult with Purchaser on all material aspects of the Business as may be reasonably requested from time to time by Purchaser, including, but not limited to, personnel, accounting and financial functions.

(b) Except as otherwise contemplated or permitted by this Agreement, during the Pre-Closing Period, Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) terminate or amend any of the Facilities Leases (or execute any amendments or modifications to any Facilities Leases), or cancel, modify or waive any claims held in respect of the Transferred Assets or waive any material rights of value;

(ii) do any act or fail to do any act that will cause a material breach or default in any of the Facilities Leases;

(iii) sell, transfer or otherwise dispose of any of the Transferred Assets except in the ordinary course of business, consistent with past practices;

(iv) modify any of its sales practices or receivables collections practices from those in place on the date hereof, including offering any discounts, incentives or other accommodations for early payment;

(v) conduct any “going out of business,” liquidation, bankruptcy, or similar sales or take any action to fashion its business as going out of business, liquidating or closing;

(vi) grant to any Employee any increase in compensation, except increases to non-management Employees in the ordinary course of business;

(vii) terminate any Employee related to the Business, except non-management Employees in the ordinary course of business;

(viii) make or rescind any material Tax election or take any material Tax position (unless required by law) or file any Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practice, or settle any Tax Liability, except in each case as would not reasonably be expected to materially affect Purchaser;

(ix) modify, rescind or terminate a material Permit, allowance, or credit (or application therefor) relating to the Business or the Transferred Assets;

(x) dispose of or fail to keep in effect any material rights in, to, or for the use of any of the Intellectual Property, except for rights which expire or terminate in accordance with their terms;

(xi) issue any shares of stock or stock equivalents;

(xii) subject its assets to any material Encumbrances;

(xiii) directly or indirectly make any dividend or other distribution to shareholders or repurchase or reacquire any equity interests;

(xiv) close the Store / Headquarters;

(xv) issue any purchase order for non-branded goods in excess of $100,000;

(xvi) incur any Indebtedness other than under current credit arrangements provided to Purchaser; or

(xvii) authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

    5.3  Notices and Consents. As promptly as practicable following the execution hereof, each of the Parties will deliver any notices to, make any filings with and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Bodies required in connection with the consummation of the transactions contemplated by this Agreement. During the Pre-Closing Period, Seller and Purchaser shall reasonably cooperate with one another: (a) in obtaining all consents identified in Section 3.22 of the Disclosure Schedule, (b) with respect to all filings that Purchaser is required by any Legal Requirement to make in connection with the transactions contemplated hereby, and (c) in delivering any notices deemed necessary or desirable by Purchaser or Seller in connection with the Bankruptcy Case. Seller shall promptly deliver to Purchaser copies of all filings, correspondence and orders to and from any Governmental Body in connection with the transactions contemplated hereby.

        5.4  Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement:

(a)  During the Pre-Closing Period, each of Seller and Purchaser shall (i) use its commercially reasonable efforts (A) to cause the conditions in Article 7 and Article 8, respectively, to be satisfied, (B) to deliver or cause to be delivered at the Closing the items to be delivered by Seller and Purchaser pursuant to Section 2.3(b), (C) obtain the right to assume and assign, or otherwise obtain consent of the applicable licensors with respect to, the Key Software Licenses so as to assure the continued availability of such licensed software to Purchaser from and after the Closing, and (D) to take all other actions to consummate the transactions contemplated hereby, and (ii) not take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any authorizations, consents, orders or approvals to be sought pursuant to this Agreement.

(b)  From and after the Closing, Seller and Purchaser shall use commercially reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the transactions contemplated hereby and to carry out the provisions hereof.

5.5  Notice of Developments. Seller shall promptly notify Purchaser in writing of any change or development that would cause any of the representations and warranties herein not to be true and correct in any material respect or any other material development in the Business, the Transferred Assets, or the Assumed Liabilities.

        5.6  Bankruptcy Proceedings.

(a)  Purchaser and Seller acknowledge that this Agreement, the sale of the Transferred Assets, and the assumption and assignment of the Facilities Leases of Seller are subject to Bankruptcy Court approval.

(b)  Seller has filed with the Bankruptcy Court a Petition for reorganization relief pursuant to Chapter 11 of the Bankruptcy Code and the Sale Motion, together with appropriate supporting papers and notices, seeking the entry, by no later than January 31, 2007, of the Sale Order.

(c)  Seller shall use its commercially reasonable efforts to obtain entry of the Sale Order no later than January 31, 2007.

(d)  In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Seller shall immediately notify Purchaser of such appeal or stay request and shall provide to Purchaser promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

(e)  Seller shall not take any action that is intended, or fail to take any action the intent of which failure to act would result in the reversal, voiding, modification or staying of the Sale Order.

(f)  During the Pre-Closing Period, Seller shall use its reasonable efforts to provide such prior notice as may be reasonable under the circumstances before filing any papers in the Bankruptcy Case that relate, in whole or in part, to this Agreement or Purchaser.

5.7  Expense Reimbursement Amount. If this Agreement is terminated for any reason other than by Seller pursuant to Section 9.1(d) or (e) Seller shall pay Purchaser the Expense Reimbursement Amount upon termination of this Agreement. The Expense Reimbursement Amount shall be payable as allowed administrative expenses under Sections 503(b) and 507(a) of the Bankruptcy Code. Purchaser’s receipt of the Expense Reimbursement Amount in accordance with the terms of this Section 5.7 shall be in full settlement and satisfaction of any damages of any kind that Purchaser may suffer as a result of the termination of this Agreement or a breach by Seller of its obligations hereunder prior to Closing and shall be Purchaser’s sole and exclusive remedy in damages for Seller’s breach of its obligations hereunder prior to Closing.

5.8  Notice of Bids. If Seller shall receive any offer, proposal or inquiry regarding the acquisition of all or any portion of the Transferred Assets, Seller shall within two (2) Business Days thereafter: (a) notify Purchaser, in writing, of such proposal or offer, or any inquiry or contact with any Person with respect thereto, and shall, in any such notice to Purchaser indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and (b) after entry of the Sale Order, notify any such offeror of the entry of the Sale Order and the fact that Seller is neither considering nor permitted to consider any such proposal or offer.

5.9  Reserved.

5.10    Employee Matters.

(a)  Prior to the Closing, Purchaser shall offer to enter into a severance agreement with David G. Yoder to become effective upon the commencement of his employment with Purchaser, which agreement shall be on the same terms and conditions as offered by Purchaser to its executive officers of a similar level.

(b)  Section 5.10 of the Disclosure Schedule, which Purchaser shall deliver not later than the Business Day prior to the Closing Date, shall set forth the list of the employees of Seller that are expected to become employees of Purchaser or one of its Affiliates (the “Designated Employees”). Seller shall terminate the employment of all Designated Employees to whom Purchaser or one of its Affiliates offers employment immediately prior to the Closing, and Seller shall cooperate with and use commercially reasonable efforts to assist Purchaser and its Affiliates in their respective efforts to secure satisfactory employment arrangements with the Designated Employees, including providing Purchaser with access to the Designated Employees for purposes of negotiating terms of employment. Nothing contained in this Agreement shall confer upon any Designated Employee any right with respect to employment, or continuance thereof, with Purchaser or one of its Affiliates, nor shall anything herein interfere with the right of Purchaser and its Affiliates to terminate the employment of any of the Designated Employees at any time, with our without cause and with or without prior notice, or restrict Purchaser or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of the Designated Employees. Purchaser shall have no obligation with respect to claims by any employee of Seller, including any Designated Employee, whether under any Employee Plan or for severance, unpaid wages, unpaid accrued time off, unpaid bonuses, credit for prior service, unpaid commissions or otherwise, except, from and after the Closing, with respect to (i) the Assumed Liabilities specified in Section 2.2(c)(iii) and (ii) obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Seller shall be responsible for any and all Liability under the WARN Act or other Legal Requirements that arises out of or results from any termination of employment by Seller. Seller confirms that it has provided to each of its employees on or about November 22, 2006 and January 15, 2007 all notices required to be provided in order to comply with the WARN Act, including a valid and complete WARN Act notice.

5.11    Confidentiality. Subject to the requirements of the Bankruptcy Code or as may be imposed by the Bankruptcy Court, from and after the Closing: (a) Seller shall, and shall cause its Affiliates to, hold in confidence all confidential information (including trade secrets, customer lists, marketing plans and pricing information) of Seller; (b) in the event that Seller or any of its Affiliates shall be legally compelled to disclose any such information, Seller shall provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy; and (c) in the event that such protective order or other remedy is not obtained, Seller or its Affiliate shall furnish only such information as is legally required to be provided. Notwithstanding the forgoing, nothing in this Section 5.11 shall restrict Seller’s provision of confidential information to other potential bidders pursuant to a confidentiality agreement substantially in the form executed by Purchaser, whether or not such Person is ultimately determined to be a Qualified Bidder.

5.12    Change of Name. After the Closing Date, neither Seller nor any of its Affiliates shall use the names or marks listed in Section 3.17(a) of the Disclosure Schedule or any derivatives thereof for commercial purposes. The Sale Order shall provide for the modification of the caption in the proceedings before the Bankruptcy Court to reflect the change in the names of Seller, except that during the pendency of such proceedings, Seller shall be permitted to use the name “Woodwind & Brasswind” as its corporate alias in connection with matters relating such case, but for no other commercial purpose. After the Closing, Seller and its Affiliates shall promptly file with the applicable Governmental Bodies all documents necessary to delete from their names each of the tradenames, marks or any derivatives thereof and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such documents to become effective as promptly as practicable.

5.13    Transfer of Assets. Prior to the Closing, Seller shall cause all assets used by Seller in the conduct of the Business that are owned by an Affiliate of Seller to be transferred to Seller.

5.14    Cure Costs. On or before Closing, Seller shall pay all Cure Costs. All Cure Costs will be agreed upon by Seller and each party entitled to receipt of a cure payment, or will be determined by the Bankruptcy Court.

ARTICLE 6
CONDITIONS PRECEDENT TO THE PARTIES’ RESPECTIVE OBLIGATION TO CLOSE

The respective obligations of Purchaser and Seller to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived only by agreement of Purchaser and Seller, in whole or in part, to the extent permitted by applicable Legal Requirements:

6.1  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the consummation of the transactions contemplated by this Agreement that makes consummation of the Acquisition illegal.

6.2  Governmental Authorizations. All requisite Governmental Authorizations or waiting periods following governmental filings shall have been obtained or expired.

ARTICLE 7
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived only by Purchaser, in whole or in part, to the extent permitted by applicable Legal Requirements:

         7.1  Accuracy of Representations. (a) Each of the representations and warranties of Seller in this Agreement that is qualified as to materiality shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless made as of a specific date, in which event such date shall be applicable), and (b) each of the representations and warranties of Seller in this Agreement that is not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless made as of a specific date, in which event such date shall be applicable), in case of each of clause (a) and clause (b), without giving effect to any update to the Disclosure Schedule.

7.2  Performance of Obligations. Seller shall have complied in all material respects with each of the covenants contained in this Agreement to be performed by Seller prior to the Closing .

7.3  Deliveries. Seller shall have executed and delivered or caused to be executed and delivered to Purchaser the agreements and documents identified in Section 2.3(b) to be delivered to Purchaser by or on behalf of Seller or the Affiliate of Seller identified therein, and each such agreement and document shall be in full force and effect.

7.4  No Material Adverse Effect. Since the date of this Agreement there shall have been no event, condition, change, development or other matter, or any worsening of any existing event, condition, change, development or other matter that, individually or in combination with any other event, condition, change, development or other matter or worsening thereof, has had or could reasonably be expected to have a Material Adverse Effect.

7.5  Orders. The Bankruptcy Court shall have entered the Sale Order, and such order shall have become a Final Order.

7.6  Executory Contracts. The Bankruptcy Court shall have approved and authorized the assumption and assignment of the Contracts to be identified on the Assignment Agreement.

7.7  Key Software Licenses. Purchaser shall have obtained the right to assume and assign, or otherwise obtained consent of the applicable licensors with respect to, the Key Software Licenses so as to assure the continued availability of such licensed software to Purchaser from and after the Closing on terms and conditions reasonably acceptable to Purchaser.

7.8  No Proceedings. Since the date of this Agreement, there shall not have been commenced against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, the Acquisition, or (b) that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Acquisition.

7.9  Governmental Approvals. All consents, approvals and authorizations of any Governmental Entity required in connection with the transactions contemplated by this Agreement shall have been obtained, in each case, without (a) the imposition of conditions, (b) the requirement of divesting Purchaser of any assets or property or (c) the requirement of expenditure of money by Purchaser to a third party in exchange for any such consent.

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived only by Seller, in whole or in part, to the extent permitted by applicable Legal Requirements:

8.1  Accuracy of Representations. (a) Each of the representations and warranties of Purchaser in this Agreement that is qualified as to materiality shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless made as of a specific date, in which event such date shall be applicable), and (b) each of the representations and warranties of Purchaser in this Agreement that is not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless made as of a specific date, in which event such date shall be applicable).

8.2  Performance of Obligations. Purchaser shall have complied in all material respects with each of the covenants contained in this Agreement to be performed by Purchaser prior to the Closing.

8.3  Deliveries. Purchaser shall have executed and delivered or caused to be executed and delivered to Seller the agreements and documents identified in Section 2.3(b) to be delivered to Seller by or on behalf of Purchaser, and each such agreement and document shall be in full force and effect.

8.4  No Proceedings. Since the date of this Agreement, there shall not have been commenced against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, the Acquisition, or (b) that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Acquisition.

ARTICLE 9
TERMINATION

9.1  Termination Events. This Agreement may be terminated prior to the Closing by:

(a)  mutual written consent of Purchaser and Seller;

(b)  (i) Purchaser if the Closing has not taken place on or before February 15, 2007 or (ii) Seller if the Closing has not taken place on or before March 15, 2007 (in each case other than as a result of any failure on the part of the terminating party to comply with or perform any of their respective covenants or obligations set forth in this Agreement);

(c)  Purchaser (i) if there is a material breach of any representation or warranty or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or (ii) upon the failure of a condition to the obligations of Purchaser set forth in Article 7 to be satisfied (and such condition is not waived in writing by Purchaser) on or prior to the Closing Date, or the occurrence of any event that results or would result in the failure of a condition to the obligations of Purchaser set forth in Article 7 to be satisfied on or prior to the Closing Date; provided, however, that such breach or failure is through no fault of Purchaser; provided, further, however, that if such inaccuracy in Seller’s representations and warranties or a breach of a covenant by Seller is curable by Seller, then Purchaser may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or breach until the earlier of (A) the expiration of a ten (10) Business Day period commencing upon delivery of written notice from Purchaser to Seller of such breach or inaccuracy and (B) Seller ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(c) as a result of such particular breach or inaccuracy if such breach by Seller is cured prior to such termination becoming effective);

(d)  Seller (i) if there is a material breach of any representation or warranty or any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement or (ii) upon the failure of a condition to the obligations of Seller set forth in Article 8 to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event that results or would result in the failure of a condition to the obligations of Seller set forth in Article 8 to be satisfied on or prior to the Closing Date; provided, however, that such breach or failure is through no fault of Seller; provided, further, however, that if such inaccuracy in Purchaser’s representations and warranties or a breach of a covenant by Purchaser is curable by Purchaser, then Seller may not terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or breach until the earlier of (A) the expiration of a ten (10) Business Day period commencing upon delivery of written notice from Seller to Purchaser of such breach or inaccuracy and (B) Purchaser ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy if such breach by Purchaser is cured prior to such termination becoming effective);

(e)  Purchaser or Seller if a court of competent jurisdiction or other Governmental Body (other than the Bankruptcy Court) shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition; or

(f)  Purchaser or Seller if the Bankruptcy Court shall not have entered the Sale Order on or before February 2, 2007, provided that such terminating party is not in material breach of this Agreement.

9.2  Termination Procedures. Subject to Section 9.3, if Purchaser wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(b)(i), Section 9.1(c), Section 9.1(e) or Section 9.1(f), then Purchaser shall deliver to Seller a written notice stating that Purchaser is terminating this Agreement in accordance with the respective section. Subject to Section 9.3, if Seller wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(b)(ii), Section 9.1(d), Section 9.1(e) or Section 9.1(f), then Seller shall deliver to Purchaser a written notice stating that Seller is terminating this Agreement in accordance with the respective section.

         9.3  Expenses; Termination Fees. Except as set forth in Section 5.7 (which obligations it is expressly agreed survive termination of this Agreement), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

9.4  Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 2.2(a), Section 5.7, Section 5.11, Section 9.3, Section 9.4, Section 11.1, Section 11.2, Section 11.5, Section 11.6 and Section 11.11.

ARTICLE 10
ADDITIONAL COVENANTS

The Parties further agree as follows:

10.1    General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. Seller shall use its commercially reasonable efforts from and after the Closing to cause any and all Encumbrances on the Transferred Assets that exist on the Closing Date to be released without cost to Purchaser.

10.2    Leases and Other Agreements.

(a)  Purchaser shall assume all of Seller’s right, title and interest in and to, and shall pay and perform all liabilities and obligations as and when due under, the Facilities Leases; provided, however, that such assumption shall be conditioned on Purchaser’s successful renegotiation of the Facilities Leases to (i) amend the terms of the Store / Headquarters lease in accordance with the material terms of lease amendment attached as Exhibit G-1, which shall become effective as of the Closing Date and (ii) amend the Distribution Center lease in accordance with the material terms of lease amendment attached as Exhibit G-2, which shall become effective as of the Closing Date; provided, further, that the terms in such Facilities Leases regarding rent and real property taxes payable by the tenant shall remain in their current form for the duration of the amended terms of the respective Facilities Leases. The assumption agreement relating to such Facilities Leases shall include representations and warranties that Seller has good and valid leasehold title to the Leased Real Property, that each Facility has received all required approvals of Governmental Bodies, and regarding the suitability of the Leased Real Property and customary estoppel provisions. The parties acknowledge that such terms have been agreed to pursuant to a letter agreement between Purchaser and Bamber, LLC, dated as of the date of this Agreement.

(b)  Purchaser and Seller and the Affiliates of Seller who control Barrington, Inc. shall arrive at an agreement with the material terms set forth in Exhibit I designed to provide Purchaser with continued access to such products consistent with past practice (the “Barrington/LA Sax Agreement”).

(c)  At or prior to Closing, Seller shall pay and perform all liabilities and obligations as and when due under the LaSalle Equipment Lease, including payment of the purchase option, so as to cause the Seller to be the owner of all property subject to such lease and such assets to become Transferred Assets hereunder. Seller estimates the payoff amount as of January 31, 2007 to be $2,718,343.

10.3    Certain Tax Matters.   The Parties agree that inasmuch as the Transferred Assets include substantially all the operating assets of Seller, the sale and purchase of the Transferred Assets may be exempt from sales and use Taxes in the jurisdictions in which the Transferred Assets are located pursuant to the bulk sale, occasional sale, or sale for resale provisions in the applicable Legal Requirements, and the Parties hereto shall treat the transfer of the Transferred Assets provided for herein as a bulk, occasional sale, or sale for resale for all purposes; provided, however, that to the extent it shall be determined after the date of the Agreement that the sale by Seller, and the purchase by Purchaser, of all or any portion of the Transferred Assets is subject to a sale, use or other transfer Tax, then such Tax (and any penalties and interest) shall be paid by Seller. The Parties shall cooperate with each other in the preparation, execution and filing of exemption certificates or any Tax Returns that may be required in connection with such Taxes and any related filing fees, notarial fees and other costs.

10.4    Access to Books, Records, Etc.; Further Action.

(a)  Each Party agrees that, after the Closing, it will cooperate with and make available to the other Parties, during normal business hours and upon reasonable notice, all books and records, and other information retained and remaining in existence after the Closing Date with respect to the Transferred Assets or the Assumed Liabilities that are necessary or useful in connection with any use of the Transferred Assets or the operation of the Business by Purchaser after the Closing. Seller agrees that it shall preserve and keep all such books and records of Seller retained by it for a period of at least three (3) years from the Closing Date. After such three (3) year period, Seller may dispose of such books and records, unless notified by Purchaser at least sixty (60) days prior to the expiration of such three (3) year period that Purchaser wishes to retain such books and records, in which case Purchaser shall be permitted, at its sole cost and expense, to remove all or any part of such books and records. Additionally, Seller shall have access to the books and records acquired by Purchaser for the period commencing on the Closing Date and ending three (3) years from the Closing Date for any proper purpose relating to the operation of its business prior to the Closing Date. Following the Closing, Seller shall promptly provide Purchaser with any notices or other documents received by Seller relating to the Business.

(b)  From and after the Closing Date, Seller shall cooperate with Purchaser and its Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as Purchaser may reasonably request, for the purpose of evidencing the Acquisition and putting Purchaser in possession and control of all of the Transferred Assets. Without limiting the generality of the foregoing, from and after the Closing Date, Seller shall promptly remit to Purchaser any funds that are received by Seller and that are included in, or that represent payment of receivables included in, the Transferred Assets. Purchaser shall promptly remit to Seller any funds that are received by Purchaser and that are included in the Excluded Assets. Seller: (i) hereby irrevocably authorizes Purchaser, at all times on and after the Closing Date, to endorse in the name of Seller any check or other instrument that is made payable to Seller and that represents funds included in, or that represents the payment of any receivable included in, the Transferred Assets; and (ii) hereby irrevocably nominates, constitutes and appoints Purchaser as the true and lawful attorney-in-fact of Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes Purchaser, in the name of and on behalf of Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Legal Proceeding and to take any other action (on or at any time after the Closing Date) that Purchaser may deem appropriate for the purpose of (A) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Transferred Assets (including, without limitation, the delivery of documents of conveyance to the United States Patent and Trademark Office, foreign trademark registries and domestic and foreign URL registries) , (B) defending or compromising any claim or Legal Proceeding relating to any of the Transferred Assets, or (C) otherwise carrying out or facilitating the Acquisition. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Seller. Purchaser shall give prompt notice in reasonable detail to Seller of any action taken by Purchaser under the foregoing clause (ii) of this Section 10.4, including copies of any documents executed by Purchaser under such clause (ii).

ARTICLE 11
GENERAL PROVISIONS

11.1    Applicable Law. The execution, performance and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Indiana.

11.2    Jurisdiction; WAIVER OF JURY TRIAL. The parties agree that the Bankruptcy Court shall retain exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or the implementation or the breach hereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.3    Termination of Representations and Warranties. The representations and warranties of the Parties set forth in Articles III and IV of this Agreement shall terminate and be of no further force or effect after the Closing Date.

11.4    Notices. All notices required or permitted to be given under this Agreement shall be in writing, and will be deemed given on the date of receipt if delivered in person, or on the date of mailing if mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the applicable Party at its address indicated on the signatures pages to this Agreement. Any Party may change its address for purposes of this Agreement by giving fifteen (15) days’ prior written notice of such change of address to the other Party in the manner described in this Section 11.4.

11.5    Confidentiality. The following is subject to any disclosure requirements under the Bankruptcy Code or imposed by the Bankruptcy Court: Purchaser and Seller each agree that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, at the request of the disclosing party, will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such non-public documents, materials and information shall not be communicated to any third Person (other than to Purchaser’s and Seller’s respective counsel, accountants or financial advisors, in each case subject to the recipient’s agreement to keep the same confidential). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Transferred Assets; provided, however, that after the Closing, Purchaser may use or disclose any confidential information included in the Transferred Assets or otherwise reasonably related to the Transferred Assets and the business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than the disclosing party, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents or (c) is required to be disclosed under applicable law, judicial process or rule of any national securities exchange or quotation service.

11.6    Public Announcements. All public announcements or statements with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Party shall be jointly approved by Seller and Purchaser; provided, however, that if the Parties are unable to agree on a public statement or announcement and Seller or Purchaser determines, after consultation with counsel, that such statement or announcement is required by applicable Legal Requirement or by obligations of the Parties or their Affiliates pursuant to any listing agreement with or rules of any national securities exchange or quotation service, then Seller or Purchaser, as the case may be, may issue such statement or announcement.

11.7    Binding Effect; Assignment. No Party shall assign any of its rights, or delegate any of its obligations under this Agreement to any third party without the prior written consent of the other Parties; provided, however, that Purchaser may assign this Agreement to one or more Affiliates of Purchaser without the consent of any Party so long as Purchaser remains fully and primarily liable under this Agreement. This Agreement is binding upon, and shall inure solely to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement is not intended to benefit, and shall not be construed as benefiting, any third party, and no third party shall have standing to enforce any provision of this Agreement. Without limiting the generality of the foregoing, no Transferred Employee shall have any claim against Purchaser pursuant to this Agreement except pursuant to a separate written offer of employment delivered directly by Purchaser to such individual Transferred Employee.

11.8    Modification. No purported modification, amendment or waiver of any term of this Agreement shall be effective unless it is in writing, subsequent to this Agreement and signed by all parties hereto.

11.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Facsimile copies shall also be deemed originals.

11.10   Severability. Purchaser and Seller agree that the provisions of this Agreement are severable and separate and that the unenforceability of any specific provision or part of any provision shall not affect the validity of any other provision or term of this Agreement.

11.11    Entire Agreement. This Agreement, together with the Ancillary Agreements and the instruments delivered hereunder and thereunder, constitutes the entire agreement of Purchaser and Seller with respect to the subject matter hereof and supersedes any and all prior and contemporaneous understandings or agreements, whether oral or written, concerning such subject matter, including that certain letter agreement between Purchaser and Seller dated November 3, 2006. Each Party acknowledges that it enters into this Agreement without relying on any statement by the other Party which is not specifically set forth in this Agreement.

11.12    Interpretation of Agreement.

(a)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” are not limiting and mean “including without limitation.” The masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)  References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)  References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)  The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e)  The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(f)  The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement effective as of the date first written above.

PURCHASER:

MUSICIAN’S FRIEND, INC.

By:
Leland P. Smith
Executive Vice President

Address for Notice:

c/o Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Attention: General Counsel
Fax: (818) 735-4923

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Anthony J. Richmond, Esq.
Fax: (650) 463-2600

SELLER:

DENNIS BAMBER, INC., D/B/A THE WOODWIND & THE BRASSWIND

By:
Dennis Bamber
President

Address for Notice:

4004 Technology Drive
South Bend, IN 46628
Fax: (574) 251-3549

with a copy (which shall not constitute notice) to:

c/o ___________
Attention: ________
Fax: (___) ________

S-1